Exhibit 99.1

PRESS RELEASE December 22, 2009	Investor Relations Contact: Brandi Floberg The Piacente Group, Inc. 212-481-2050 arrowres@tpg-ir.com

ARROWHEAD REPORTS FISCAL 2009

FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

PASADENA, Calif. — December 22, 2009 — Arrowhead Research Corporation (NASDAQ: ARWR) today announced financial results for its fiscal 2009 fourth quarter and full-year ended September 30, 2009.

“Fiscal 2009 marked a period of transition in which we successfully streamlined our business model, significantly reduced our cost structure, and made material advances with our lead subsidiaries,” said Dr. Christopher Anzalone, Arrowhead’s President and CEO. “Our aggressive cost-cutting initiatives that we undertook at the beginning of the year continue to pay-off. We are now a more efficient and flexible company, and have simultaneously retained the means to capitalize on longer-term growth opportunities. We strengthened our balance sheet through a number of mechanisms, including: securing over $3.7 million in license fees, product sales, and grants; raising $4.1 million of equity capital directly into Calando and Unidym; and, raising $2.8 million directly in Arrowhead via an oversubscribed equity financing transaction. Last week, after the end of fiscal 2009, we raised an additional $3.2 million of equity capital into Arrowhead by selling units of restricted stock and warrants at nearly $0.13 higher than our share price traded on the day the financing closed. With this financing in place, we believe our current cash position is sufficient to advance our existing subsidiaries’ prospects through fiscal 2010.

“We also made key progress with our most advanced subsidiaries, Unidym and Calando. During the fourth quarter, we began selling Unidym’s CNT film into the commercial touch panel market and we are beginning to realize modest revenue contribution from the initial introduction of this product. While still in its early stages of market introduction, this marks a crucial milestone for our Company and signifies early adoption of new technologies in the touch panel industry.

“We have reached an advanced point in Calando’s siRNA Phase I clinical trial. We are seeing exciting results that we believe could drive significant shareholder value in the near-term. A manuscript describing some of the data has been prepared for possible publication in a peer-reviewed scientific journal. While we have little control over the timing of potential publication, we look forward to discussing the data once it is published,” Dr. Anzalone concluded.

FOURTH QUARTER FISCAL 2009 AND RECENT COMPANY HIGHLIGHTS:

•	Business highlights:

o	Entered the touch panel market with majority owned Unidym, Inc.’s carbon nanotube (CNT) film.

o	Increased ownership in Unidym to nearly 80% to capture additional subsidiary value.

o	Advanced Unidym’s potential future revenue stream through licensing of certain fullerene derivatives patents to Nano-C for use in the growing thin film solar industry.

o	Secured joint development agreements with leading liquid crystal display (LCD) manufacturers to progress Unidym’s CNT product integration into display devices:

•	Extended Samsung Electronics Co., Ltd. agreement for CNTs in flexible displays.

•	Entered into new agreement with a major LCD manufacturer for CNTs in glass-based LCDs.

o	Enhanced subsidiary Calando Pharmaceuticals, Inc.’s strategic leadership with the addition of Mostafa Analoui, Ph.D., and Bruce D. Given, MD, to its Board of Directors.

o	Completed consolidation activities to further streamline Unidym and Calando operations and maximize potential for near-term opportunities while conserving cash.

•	Financial highlights:

o	Decreased quarterly operating expenses by 68% year-over-year to $3.7 million.

o	Decreased cash burn by 72% in the fourth quarter of fiscal 2009, compared with the same quarter in the prior fiscal year.

o	On August 6, 2009, completed an oversubscribed financing transaction that raised gross proceeds of $2.8 million.

o	On December 11, 2009, completed a private placement for gross proceeds of $3.2 million.

SELECTED FISCAL 2009 FOURTH QUARTER FINANCIAL RESULTS

For the fourth quarter ended September 30, 2009, Arrowhead reported revenues of $203,000, compared with ($60,000) in the same period in 2008. The loss in revenue for the fiscal 2008 period reflects an adjustment across periods in grant revenue.

Total operating expenses for the fourth quarter of fiscal 2009 decreased by 68% to $3.7 million, compared with total operating expenses of $11.5 million for the fourth quarter of fiscal 2008. The significant reduction in operating expenses was a direct result of measures undertaken by management at the beginning of the year to streamline its businesses and better align its cost structure with its capital resources.

Net loss for the fourth quarter of fiscal 2009 was ($3.5) million, or ($0.06) per share based on 51.9 million weighted average shares outstanding. This compares with a net loss of ($8.7) million, or ($0.22) per share based on 40.5 million weighted average shares outstanding, for the fourth quarter of fiscal 2008.

SELECTED FISCAL 2009 FULL-YEAR FINANCIAL RESULTS

For the fiscal year ended September 30, 2009, Arrowhead reported revenues of $3.8 million, compared with $1.3 million for the fiscal year ended September 30, 2008. Net loss for the 2009 fiscal year was ($19.3) million, or ($0.43) per share based on 45.2 million weighted average shares outstanding, compared with a net loss of ($27.1) million, or ($0.69) per share based on 39.2 million weighted average shares outstanding in the 2008 fiscal year.

The Company’s net cash used in operations for the 2009 fiscal year was $15.3 million, compared with $27.6 million in the 2008 fiscal year. Arrowhead’s consolidated cash flows included approximately $2.5 million raised from outside investors through a note offering by Calando and the sale of $2.0 million of newly issued Unidym C-1 shares to TEL Ventures in the first quarter of fiscal 2009. Additionally, Unidym realized a $0.7 million gain through the sale of its equity interest in Ensysce BioSciences, Inc.

As of September 30, 2009, Arrowhead had cash and cash equivalents of $2.0 million and stockholders’ equity of $4.9 million. Subsequent to the close of the 2009 fiscal year, Arrowhead sold an aggregate of 5.1 million units comprised of common stock and warrants in private placement transactions with accredited investors for gross proceeds of $3.2 million.

Fiscal 2010 Outlook

“We have reached an important inflection point that we believe could increase shareholder value in 2010 and beyond,” said Dr. Anzalone. “Our near-term goals for 2010 will be focused on gaining market traction with Unidym’s CNTs in the large touch panel market where we see considerable opportunity to drive value and growth. We’ve made exceptional progress on this front as evidenced by our initial product introduction, as well as our continued and new partnerships with leading LCD manufacturers. We also plan to continue to enroll patients in Calando’s clinical Phase I escalating dose trial and believe that our initial data set holds important implications for the future of RNAi therapeutics. In-line with our strategy to maximize revenue opportunity with minimal expenditure, we believe that as this trial proceeds, we will be well-positioned to monetize the value of Calando’s delivery system and therapeutic drug candidate through potential partnering, licensing or M&A activities.

“In addition, after a year-long suspension of efforts instituted to preserve capital, we have begun exploring new opportunities in the nanobiotech space. Given where Calando and Unidym are in their development, we are beginning to slowly shift from our defensive posture toward becoming more opportunistic. We continue to keep a close eye on costs and plan to accelerate into this transition once we have better visibility into possible future liquidity events and extra available capital. This marks an important step that we believe will enhance our portfolio and create additional shareholder value.”

Conference Call

The Company will conduct a financial announcement conference call on, Tuesday, December 22, 2009, at 4:30 p.m. Eastern time/1:30 p.m. Pacific time to discuss the Company’s results. To participate in the conference call, please dial 877-941-2068 toll free from the US our Canada, or 480-629-9712 from outside the US. Investors may also access a live audio web cast of this conference call on the Company’s website at www.arrowheadresearch.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call. The webcast replay will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be made available until Tuesday, January 5, 2010. The audio replay can be accessed by dialing 800-406-7325 toll free from the US or Canada, or 303-590-3030 internationally, and entering access ID number 4196542#.

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ: ARWR) is a nanotechnology company commercializing new technologies in the areas of life sciences and electronics. Arrowhead is seeking to build value for shareholders through the progress of its subsidiaries and investments. Currently, Arrowhead is focused primarily on its two majority owned subsidiaries, Unidym, a leader in carbon nanotube technology for electronic applications, and Calando, at the forefront of clinical application of RNAi delivery technology. Arrowhead also has minority investments in two privately held nanobiotech companies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. For example, there can be no assurance that Arrowhead or its subsidiaries will be able to sustain operations for expected periods, that we will be able to achieve or sustain targeted levels of expense reductions or that any of these entities will be successful in obtaining additional funding needed to sustain operations. Arrowhead Research Corporation’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

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